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                                                            EXHIBIT (4)(d)(xiii)


                         [LOGO]METROPOLITAN LIFE
                               AND AFFILIATED COMPANIES

                      METROPOLITAN LIFE INSURANCE COMPANY
                A Mutual Company Incorporated in New York State
              One Madison Avenue--New York, New York  10010-3690


                                  ENDORSEMENT

This Endorsement amends Certificate Form No. G.4333-15 so that it can be used as a funding vehicle under a Savings Incentive Match Plan for Employees of Small Employers ("Simple IRA"), established by an employer under section 408(p) of the Internal Revenue Code of 1986 (the "Code").

THE FOLLOWING PARAGRAPHS ARE ADDED TO ITEM 2 ON PAGE 2 OF THE CERTIFICATE:

A participant in a SIMPLE IRA can make contributions to this Certificate under a qualified salary reduction arrangement with the employer maintaining the SIMPLE IRA, subject to the limitations under section 408(p)(2) of the Code.

A participant may contribute a percentage of his or her compensation (up to 100 percent of compensation), but may not contribute in excess of $6,000 (indexed for inflation beginning in 1998) in the aggregate per year to this, and all other certificates, contracts or accounts that are used as funding vehicles under the employer's SIMPLE IRA.

This Certificate may also accept employer contributions made on your behalf within the limitations of section 408(p) of the Code.

This Certificate will also accept direct transfers and rollovers which are not prohibited under section 408(p) and which are otherwise permitted under the terms of this Certificate.

THE FOLLOWING PARAGRAPH IS ADDED TO ITEM 8 (A) ON PAGE 9 OF THE CERTIFICATE:

Withdrawals before age 59 1/2 during the first two years of participation in the SIMPLE IRA may be subject to a 25% tax penalty instead of a 10% tax penalty, which would be in addition to ordinary Federal income tax.


/s/ Louis J. Ragusa           /s/ Harry P. Kamen

Louis J. Ragusa               Harry P. Kamen
Vice-President & Secretary    Chairman, President and Chief Executive Officer


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